Exhibit 5.1

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September 6, 2024 Zeta Global Holdings Corp. 3 Park Ave, 33rd Floor New York, New York 10016	Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

Re: Registration Statement No. 333-281929; 15,180,000 shares of Class A Common Stock, par value $0.001 per share

To the addressees set forth above:

We have acted as special counsel to Zeta Global Holdings Corp., a Delaware corporation (the “Company”), in connection with (i) the issuance of up to 10,304,716 shares (the “Company Shares”) of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”), by the Company and (ii) the sale of up to 4,875,284 shares (the “Selling Stockholder Shares” and together with the Company Shares, the “Shares”) of Class A Common Stock by the selling stockholder named in the Preliminary Prospectus (as defined below) and the Prospectus (as defined below). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 4, 2024 (Registration No. 333-281929) (the “Registration Statement”), including a base prospectus dated September 4, 2024 (the “Base Prospectus”), a preliminary prospectus supplement dated September 4, 2024 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), and a prospectus supplement dated September 4, 2024 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The shares are being sold pursuant to an underwriting agreement, dated September 4, 2024, among the Company, the selling stockholder named therein and Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

September 6, 2024

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.

When the Company Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Company Shares will have been duly authorized by all necessary corporate action of the Company, and the Company Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

2.	The Selling Stockholder Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on September 6, 2024 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP